Exhibit 99.1

Allakos Presents Preclinical Data at EAACI Hybrid Congress 2023 Highlighting Lirentelimab and AK006 Mechanisms of Mast Cell Inhibition

– AK006 inhibits IgE mediated mast cell activation and shows similar IgE inhibitory activity as remibrutinib –

– AK006 also inhibits non-IgE mast cell activation pathways, including KIT-mediated activation –

SAN CARLOS, Calif., June 12, 2023 (GLOBE NEWSWIRE) -- Allakos Inc. (Nasdaq: ALLK), a clinical-stage biotechnology company developing therapeutics which target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases, today announced an oral presentation at the European Academy of Allergy and Clinical Immunology (EAACI) Hybrid Congress 2023. The presentation highlighted preclinical data detailing lirentelimab and AK006 mechanism of action and inhibitory activity on IgE and non-IgE activated mast cells.

Inappropriate mast cell activation, via IgE and non-IgE pathways, has been implicated in the pathogenesis of multiple diseases, including chronic spontaneous urticaria, atopic dermatitis, and asthma. Omalizumab and remibrutinib have been shown to decrease IgE mediated mast cell activation and have shown activity in chronic spontaneous urticaria. However, there are currently no therapeutics that selectively inhibit both IgE and non-IgE mediated mast cell activation. The data presented today add to previous published preclinical data demonstrating that lirentelimab and AK006 inhibit multiple modes of mast activation.

EAACI Presentation Details:

The oral presentation, titled: “Siglec-6 and Siglec-8 Show Distinct Differences in Regulating Mast Cell Function” was delivered Saturday, key findings include:

•
Siglec-6 and Siglec-8 interact with numerous activating receptors and signaling molecules in mast cells, including IL-4R⍺, FcεRI, and JAK/STAT, consistent with preclinical data showing that lirentelimab and AK006 inhibit multiple modes of mast cell activation
•
Siglec-6 interacts with mast cell proteins associated with metabolism and signaling that are not seen with Siglec-8
•
AK006 inhibits IgE mediated mast cell activation and shows similar IgE inhibitory activity as remibrutinib
•
AK006 interacts with cell surface KIT and inhibits KIT-mediated mast cell activation

The presentation is both available on the EAACI website (Abstract ID: 000406) as well as Allakos Scientific Presentations page.

About Lirentelimab and AK006

Lirentelimab is an afucosylated, humanized IgG1 monoclonal antibody which activates the inhibitory receptor Siglec-8. AK006 is a humanized IgG1 monoclonal antibody which activates the inhibitory receptor Siglec-6. Siglec-8 and Siglec-6 are members of the family of cell surface receptors called Sialic acid-binding immunoglobulin-type lectins (Siglecs). Siglec-8 is found on the surface of mature mast cells and mature eosinophils, whereas Siglec-6 is found on the surface of mature mast cells. Both Siglec-8 and Siglec-6 receptors contain intracellular immunoreceptor tyrosine-based inhibitory motif (ITIMs) which, when activated, recruit phosphatases which work to oppose activating signals driven by kinase signaling cascades. ITIM bearing receptors have important roles in regulating the immune system and therapeutics targeting ITIM bearing receptors, such PD-1 and Siglec-10, have demonstrated therapeutic activity in immunology and oncology.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics which target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced antibodies are lirentelimab (AK002) and AK006. Lirentelimab selectively targets both mast cells and eosinophils, two types of white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells and eosinophils have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK006 targets Siglec-6, an inhibitory receptor expressed selectively on mast cells. In pre-clinical studies, AK006 appears to provide deeper mast cell inhibition than lirentelimab and, in addition to its inhibitory activity, reduce mast cell numbers. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress, business plans and areas of focus and the clinical potential of Allakos’ antibodies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete clinical trials for lirentelimab and AK006; Allakos’ ability to obtain required regulatory approvals for its clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of preclinical testing or early-stage trials; Allakos’ ability to obtain regulatory approvals to market its product candidates; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations, research and drug development; general economic and market conditions, both domestic and international; domestic and international regulatory obligations; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com